Final Transcript

Conference Call Transcript VOXX - Q3 2009 Audiovox Corporation Earnings Conference Call Event Date/Time: Jan 12, 2009 / 03:00PM GMT

CORPORATE PARTICIPANTS

 Glenn Wiener
 GW Communications - IR

 Patrick Lavelle
 Audiovox Corporation - President and CEO

 Michael Stoehr
 Audiovox Corporation - SVP and CFO

CONFERENCE CALL PARTICIPANTS

 Jim Barrett
 CL King & Associates - Analyst

 Richard Greenberg
 Donald Smith & Co. - Analyst

 PRESENTATION

Operator

 Good day, ladies and gentlemen, and welcome to the third-quarter Audiovox earnings conference call. My name is Wayne and I will be your coordinator for today. At this time, all participants are in listen-only mode. We will be facilitating a question-and-answer session towards the end of this call. (Operator Instructions)

I would now like to turn the presentation over to your host for today's call, Glenn Wiener. You may proceed, sir.

 Glenn Wiener - GW Communications - IR

 Thank you and good morning, Wayne. Welcome to Audiovox's fiscal 2009 third-quarter conference call. Today's call is being webcast from our website, www.Audiovox.com under the investor relations section. With us today are Patrick Lavelle, President and CEO; Michael Stoehr, Senior Vice President and Chief Financial Officer; and John Shalam, Chairman of the Board.

Before turning the call over to Pat, the following Safe Harbor language. Except for historical information contained herein, statements made on today's call and on today's webcast that would constitute forward-looking statements may involve certain risks and uncertainties. All forward-looking statements made are based on currently available information. The Company assumes no responsibility to update any such forward-looking statements.

The following factors among others may cause actual results to differ materially from the results suggested in these forward-looking statements. These factors include but are not limited to risks that result in changes in the Company's core business operations or ability to keep pace with technology advances; significant competition in the mobile and consumer electronics businesses and accessory businesses; relationships with key suppliers and customers; quality and consumer acceptance of our newly introduced products; market volatility; non-availability of product; excess inventory; price and product competition; new product introduction; and the possibility that a review of our prior filings by the SEC may result in changes to our financial statements and the possibility that stockholders or revelatory authorities may initiate proceedings against the Company and/or our officers and directors as a result of any numerous statements or their actions.

Risk factors with our business including some of the factors set forth herein are detailed in the Company's Form 10-K for the period ended November 29, 2008 and in our Form 10-Q for the period ended November 30, 2008, which was filed after market close on Friday, January 9. We greatly appreciate your interest in today's call and thank you for participating today.

At this time, I would like to turn the call over to Pat Lavelle.

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Final Transcript
Jan 12, 2009 / 03:00PM GMT, VOXX - Q3 2009 Audiovox Corporation Earnings Conference Call

Patrick Lavelle - Audiovox Corporation - President and CEO

 Thank you, Glenn, and good morning, everyone. During my remarks today, I will touch on our fiscal 3Q performance, spend a few moments on several key business partnerships that were announced a few days ago, and recap the products that we introduced at CES we returned last night. I will also provide some color as to what to expect moving forward. Michael will then walk you through our financial results before we open up the call for our questions.

I am pleased to report that despite the economic turbulence worldwide, the quarter was the biggest sales quarter in the Company's history for electronics and accessories. Given the economic recession and escalating job losses, this was no simple feat. The results of our third quarter signal the core strength of this Company to our customers, vendors, and competitors. Our brands, our products, and our people have created the momentum that we must have to carry us through the fourth quarter and into next year.

We announced three significant developments last week. The first, our agreement with SIRIUS XM; the second, our strategic partnership with Sony Computer Electronics to embed PlayStation 2 in rear seat mobile entertainment products. And the third, our alliance with Qualcomm's Media FLO to bring live digital TV to the car.

The past several months have been quite active to say the least and while the economy in managing our overhead to match sales is still a priority for us, we have also spent time seeking new opportunities that we believe will pay off for us as the economy improves.

Let me cover the quarter first. On Friday, we released our results for fiscal 2009 third quarter and nine-month period. We reported sales of $196 million, which were up 6.6% over the third quarter last year. Our consumer sales were up significantly, 92.5% in the third quarter and 105% year-to-date driven by higher sales of camcorders, clock radios, and digital media plays. This increase comes despite the fact that last year's third quarter included sales in LCD flat-panel and portable navigation, two categories that we have exited for retail during the year. We maintain our leadership positions in the mobile and RV TV markets in these categories.

We participated in several Black Friday promotions and thanks to new categories from the most recent RCA acquisition, have increased our presence at retail and have more distribution points than ever before. In addition to the positive sales results, gross margins in the consumer group improved over 800 basis points in the 3Q year-over-year comparisons.

Our accessory group did experience a decline in third-quarter sales of approximately 2% and for the nine-month period, accessory sales are off roughly 9.5%. We believe this decline is directly attributable to the industrywide decline in consumer-electronics as accessory sales are normal attachments to electronics sales. However, despite the lower sales, margins have held firm and came in flat in 3Q '09 versus 3Q '08.

Unfortunately at this moment, the mobile side of our business is being hardest hit by the economic and automotive crisis. Auto sales are the lowest they've been in over 26 years and there are no signs that this will change any time soon. We have anticipated a slowdown albeit not at the sales levels it has reached and continue to manage our inventory and reduce overhead expenses wherever we can. I will add that we believe there could be an uptick in the second half of '09 with the economic stimulus packages in place.

Despite the decline in mobile sales and the state of the automotive industry, our margins have held study and are off only 1% year-to-date. We believe that we are performing better than our competition. Given our product and channel diversity and our cash position, we will weather this storm and in fact see long-term growth opportunities for Audiovox in the mobile category.

Now I would like to talk a little bit about the business announcements we made last week. They are important in that they give us advantages over competition as well as expand our distribution. Our intention has always been to continue to develop technologies and innovate solutions with a consumer electronics experience, whether at home or on the road. We have done that organically and through acquisition and now we are proud to add alliances with SIRIUS XM, Sony PlayStation, and Qualcomm's Media FLO that will provide us tools to continue to deliver on our promise.

There are reasons these industry giants have chosen Audiovox as their partner. We are a strong company with a great portfolio of respected brands. We can react quickly to market situations and can bring enough resources to any partnership. Our stability, financial strength, and commitment to this industry have been our hallmark for over 45 years.

We announced a new agreement with SIRIUS XM satellite radio. Audiovox had a long-standing relationship with XM and in the past has been a supplier to SIRIUS as well. With this new agreement in place, we will become the new merged company's primary supplier of both XM and SIRIUS satellite radio products in the aftermarket and we expect this new agreement to more than double our sales in fiscal 2010.

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Final Transcript
Jan 12, 2009 / 03:00PM GMT, VOXX - Q3 2009 Audiovox Corporation Earnings Conference Call

We believe satellite radio is a very viable and competitive technology that will continue to grow. With this two-year agreement, we have secured our position as the number one aftermarket hardware supplier for the category. In fiscal '09, we expect to do about $50 million in satellite sales and next year this should exceed $100 million. It will be a fixed margin similar to the distribution agreement we entered into with XM in 2005. Higher overall sales however, should enable us to better leverage our overhead structure and generate higher gross profit dollars.

Second, last week we also announced an alliance with Sony Computer Electronics to bring PlayStation to the car. This is a very exciting partnership and is testament to Audiovox industry standing as a trusted supplier and technology innovator. This is an industry first.

PlayStation is embedded in drop-down overhead mobile entertainment systems and PlayStation systems that can retrofit to any factory system on the road today. We believe that by adding the well-respected Sony PlayStation to our mobile entertainment systems we continue to lead the market and increase our presence at retail while further differentiating ourselves from the competition. Financial impact of this deal will begin to materialize in the third fiscal quarter of next year.

And finally, our alliance with Qualcomm's Media FLO USA to bring FLO TV service to the US automotive market for the first time. This alliance will transform the in-vehicle entertainment experience by delivering live TV with a variety of news, sports, entertainment, and kids programming over an advanced multicast network that has been built from the ground up. Together we will provide consumers with a high-quality TV experience in a moving vehicle unlike anything seen in the industry to date.

This is yet another example of our technological leadership and commitment to innovation and we believe the partnership with Sony and with Media FLO will give us the opportunity to develop the most innovative rear seat entertainment systems in the world.

These three announcements really signify what the future for consumer electronics will be and that is the delivery of content, whether it be games, video, satellite radio, or live TV. The devices that deliver the most content will be the winners and the companies that deliver them will be the most successful. And that is where we plan to be.

As I mentioned before, we have just returned from the consumer electronics show where once again we were recognized as one of the most innovative companies in the industry, taking home eight CEA innovation awards for engineering and design excellence, in audio and video accessories, in home theater accessories, in headphones, wireless speaker systems and in-vehicle video.

Although the products we introduced are too numerous to mention, I would like to highlight just a few. Our RCA Small Wonder line of digital camcorders led our consumer line and the flagship EZ209HD, our new Webslinger, garnered excellent reception. The Webslinger is our sleekest and slimmest high-definition point-and-shoot camcorder, with the ability to record in 1080p HD quality, capture high-speed sports or action video, and capture single frames as well with one touch upload to YouTube and built-in HDMI connectors for easy connection to your HDTV.

This unit is the most versatile camcorder in its class and with a retail price of $119, it is a tremendous value for today's cost-conscious shopper.

Acoustic Research, our high-end audio brand, introduced two Internet radios and built-in Wi-Fi connectivity and three content partnerships with Slacker and WeatherBug. A new AR tabletop radio line and the innovation award winning AR wireless speaker conversion system that is impervious to interference rounded out our high-end acoustic research audio offerings.

For our mobile group, in addition to the PlayStation and FLO TV products I discussed earlier, the Jensen mobile line brought out several models with more connectivity options than any systems on the market today. Most of them right out of the box to let consumers add iPods, Bluetooth, navigation, satellite radio and more. Bluetooth safety and convenience products launched in both the Jensen and Audiovox lines.

In accessories, currently Audiovox through our RCA, ONE FOR ALL and Acoustic research brands holds number one unit share in Universal TV remotes. We plan to capitalize on the trend towards higher-end, more sophisticated universal remote controls. And with that, we introduced two new Xsight models, the Xsight Touch and Xsight Color, which will give us position in this growing market segment.

The new Xsight Touch can control up to 18 devices with simple and easy setup right from the remote. With the world's largest code library built in, just simply point and shoot at your component and the device will automatically sync. The Xsight Touch can control devices behind doors or out of sight. You can even easily customize the remote for each family member to select their favorite channels when they use the remote. At $249 retail, these units will position us very well against competition and I expect good placement within our existing account base.

In TV reception, Audiovox also holds number one market share under our RCA and TERK brands. In just over one month, TVs will be switching to all-digital broadcasting, which should lead to higher sales of antenna-related products. In home networking, the AR HD Powerlink system, another innovation award winner, transmits and receives high-definition signals from the source to the display using the home's existing electrical wiring.

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Final Transcript
Jan 12, 2009 / 03:00PM GMT, VOXX - Q3 2009 Audiovox Corporation Earnings Conference Call

At our booth, we had new innovations in almost every category and the attention we received was unlike any other in our corporate history. Am very excited with our line up for the coming year and believe over time our commitment to drive technology innovation will lead to increased market penetration and greater share for our family of brands.

In closing, I am very pleased with our third-quarter performance and the steps that we have taken throughout the year to control our costs and maintain and expand our margins where possible. While the third quarter was positive, I must remind everyone of the current economic climate. The state of the overall global markets is very weak and no one is pointing to a sign of recovery near term. That is why we are highly focused on managing our overhead in light of and in anticipation of weaker sales.

On an annualized basis, we have taken out over $20 million in overhead expenses and we continue to look at our cost structure and inventory position to operate lean and effectively and to reduce our exposure.

Continued weakness in the economy could negatively impact our fourth-quarter performance, which is traditionally our weakest. However, make no mistake, we believe we have taken the necessary steps and made intelligent investments that will position us well as the markets emerge from this recession. Our portfolio of brands is the strongest in our Company's history. We have more distribution today than we ever had and our retail presence continues to grow.

We have a number of new products planned, some of which will be industry firsts, which should help build our presence even further. Most important, we are not dependent on financing and have about $20 million in cash on hand which should ramp up further by the end of the fiscal year. We have the financial resources to weather this recession and provide us with the capital to fund their operations and to pursue the right acquisitions at attractive long-term values.

Regardless of the near-term outlook, I am very confident in our Company's ability to emerge a stronger organization. As I said before, there is a reason companies like Sony, SIRIUS XM, and Qualcomm sought to partner with Audiovox. When all is said and done, our Company through Audiovox, RCA, Jensen, Acoustic Research, and the many other brands in our stable will be recognized as a market leader capable of generating sustainable returns for its shareholders.

I would like to thank you for your time today and your continued support. And with that, I will now turn the call over to Michael.

 Michael Stoehr - Audiovox Corporation - SVP and CFO

 Thanks, Pat. Good morning, everyone. For the third quarter, sales were $195.6 million, an increase of 6.6% compared to $183.6 million that were reported in third quarter of last year. Electronic sales are $152 million, up $13 million or 9.4% compared to $139 million last year that we reported for our third quarter. Sales were up primarily due to sales generated from the RCA AV operations and increases in our international sales in Mexico and Venezuela.

The increase in electronics was offset by greatly reduced sales this quarter in portable navigation and flat screen TVs as we exited these lines earlier in the year. Also offsetting the increases is the overall state of the US economy and lower car sales. This had an adverse impact on our mobile AV business lines but we still continue to show growth in our code OEM business.

Accessory sales were $43.7 million, down from $44.6 million reported last fiscal quarter as a result of the overall decline and general economy. Accessories decline was partially offset by incremental sales generated from Technuity, which we acquired in November of last year. Technuity sales for the quarter were approximately $3.1 million.

Gross margins were 19.9% compared to 19.1% in the third quarter last year. Our margins were positively impacted by two factors, price increases instituted fiscal 2009 second quarter began to take effect in the fiscal third quarter and consumer -- gross margins in consumer electronics considerably higher due to a number of new product categories introduced this year under the RCA brand, as Pat outlined earlier. Offsetting this increase were lower sales off accessory products and [lower] electronics, which typically carry higher gross margins than the consumer electronics products.

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Final Transcript
Jan 12, 2009 / 03:00PM GMT, VOXX - Q3 2009 Audiovox Corporation Earnings Conference Call

Operating expenses were $27.3 million for the quarter, a decrease of $1 million versus $29.4 million last year. The decrease in total operating expenses is primarily due to our expense in workforce reduction programs partially offset by $4.3 million of costs related to Technuity and RCA AV operations compared to $274,000 in the same period last year. Our core operating expenses decreased 21.1% or $6.1 million.

Managing our cost structure in this economy is a key focus for Pat and the entire Audiovox team. Our selling expenses were down close to 15% from early due to work force reductions, decreased commissions, lower travel entertainment, and tradeshow expenses. This is partially offset by $922,000 of selling expenses related to Technuity and RCA acquisitions.

G&A expenses were down 2.6% and engineering and tech support were up 6% primarily in payroll costs. Offsetting these declines were approximately $3.5 million expenses for Technuity and the RCA AV group, higher professional service fees as a result of intellectual property costs and a small increase in bad debt reserves.

As a result of increased volume, higher gross margins and reduced overhead, we reported operating income of $11.7 million versus $5.6 million in fiscal third quarter last year, an increase of 108% and income from continuing operations before tax of $10.7 million versus $6.7 million last year.

During the third quarter of fiscal 2009, our joint venture ASA recorded an inventory write-down of LCD TVs of $1 million due to price competition and lower sales in the RV market. As a result, we recorded a charge of $500,000 on the equity income line. Additionally, recorded income tax expense of $4.8 million in third quarter this year versus $2 million in the same period last year primarily as a result of less tax-exempt interest income.

Net income was $6.5 million or $0.29 per share compared to $4.7 million or $0.20 a share in the similar period last year. For the nine-month period, net sales were up 5.9% to $487 million. Electronic sales were up 10.6% and accessory sales were off (inaudible) principally due to reasons previously outlined. Gross margins were 17.8% compared to 18.8%. The nine-month period ended November 30 included a $2.9 million charge during the first quarter which impacted our gross profit by approximately 100 basis points.

Additionally, gross profit was impacted by higher energy, transportation, labor, material costs and foreign exchange increases versus the US dollar, which we experienced in the first six months of the year. This was offset by price increases which took effect in the third quarter.

Our operating expenses were $86.6 million versus $78.7 million for the nine-month period last year, an increase of $8.1 million. These increases occurred mainly in the first six months of the year in office salaries and benefits, professional fees, depreciation and amortization. Core overhead expenses were down close to $5 million in the comparable year-over-year periods offset by $12 million in costs from recent acquisitions and a $947,000 charge for workforce reductions.

Net costs for the nine months ended November 30, 2008 were $1.1 million, or a loss of $0.04 a share compared to $8.5 million net income and $0.38 a share last year. We used cash of $26.7 million for operations for the nine-month period this year primarily in accounts receivable as a result of sales increases compared to cash used of $92.9 million for the same period last year.

The Company used less cash for its operating activities due to improved inventory turns, a decrease in vendor receivables, an increase in accounts receivable and inventory expenses and improved AR terms. This was partially offset by a decline in net income from continuing ops.

Our accounts receivable churns were 4.9 versus 4.6 last year and inventory turns were 4.2 versus 4.0. As of November 30, 2008, we had working capital of $268.8 million, which included cash and cash equivalents of $13.9 million compared to working capital of $276 million as of February 29, 2008 with cash and cash equivalents of $39.3 million. Currently our cash position is $22 million and we expect to ramp back up to medium eight figures by the end of fiscal year. As we are being cautious in our buying over the next several months.

On December 31, 2008, we sold certain assets and liabilities through our subsidiary, American Radio. The transaction did not post any gain or loss but our headcount was further reduced by [55]. As of January, our total headcount is 823 people versus 999 February 29, 2008, a decline of 18%.

We continue to remain cautious for the fourth quarter in light of the current economic turmoil. We are watching our purchases. We have cash reserves and our balance sheet remains strong. As Pat has outlined, we continue to take steps to reduce overhead and operating expenses.

I will turn the call back to Pat and we will be available for questions. Pat?

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Final Transcript
Jan 12, 2009 / 03:00PM GMT, VOXX - Q3 2009 Audiovox Corporation Earnings Conference Call

 Patrick Lavelle  - Audiovox Corporation - President and CEO

 Okay, thank you, Michael. At this time, if anyone has any questions --

 QUESTION AND ANSWER

Operator

 (Operator Instructions) Jim Barrett, CL King and Associates.

 Jim Barrett - CL King & Associates - Analyst

 Good morning, everyone. Mike, could you talk a bit about the SIRIUS deal? First of all, what will the company's incremental working capital be? How should we look at warranty expense from product that has already been sold? Likewise, how should we look at returns for a product that has already been sold prior to your taking on the business?

 Michael Stoehr - Audiovox Corporation - SVP and CFO

 Okay, let's start with the working capital investment. We will be in increments over a period of time putting in probably low eight figures, which would include accounts receivable and inventory. As for warranty, we will be filing an 8-K that has some outline of what the warranty procedure is, but basically we don't have -- we have the risk of processing the warranties. The actual treatment and rebuilding and preparing of the warranties go to SIRIUS.

So you will see a large warranty reserve up for sale of B goods or [destruction]. You will see more of the handling charges that go from us to bring the product back to customers to the factories. The third is there is a transition period as we get into this agreement where we are not responsible for the warranty charges which will be passed on to SIRIUS.

 Jim Barrett - CL King & Associates - Analyst

 Okay, then can you tell me where the 1% royalty payments for multimedia device are showing up in the income statement?

 Michael Stoehr - Audiovox Corporation - SVP and CFO

 It would be in the gross profit.

 Jim Barrett - CL King & Associates - Analyst

 That would be in gross profit?

 Michael Stoehr - Audiovox Corporation - SVP and CFO

 Yes, it's cost of goods.

 Jim Barrett - CL King & Associates - Analyst

 Okay, then finally, Pat, can you talk about considering what's happened in the world at large, what the acquisition pipeline looks at -- how it looks at this point?

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Final Transcript
Jan 12, 2009 / 03:00PM GMT, VOXX - Q3 2009 Audiovox Corporation Earnings Conference Call

 Patrick Lavelle  - Audiovox Corporation - President and CEO

 Well, our strategy as we had indicated in the past was to take 2009 fiscal or 2008 calendar and pull the acquisitions that we've done and get the synergies out. We are pretty much completed with that and now actively looking at particular opportunities that present themselves to us and our out aggressively seeking. Obviously with the economy the way it is, there are some very good properties that are out there that may be facing some difficult times considering the market conditions.

So based on that, we believe there are some good opportunities that we will see during calendar year 2009.

 Jim Barrett - CL King & Associates - Analyst

 Okay, my recollection is that the Board did not have a big interest in taking on debt to make future acquisitions. Is that still a fair statement?

 Patrick Lavelle - Audiovox Corporation - President and CEO

 You know, we are debt averse at Audiovox, but if the right property becomes available to us and the margin structure and all the metrics (technical difficulty) we will do what we have to do to acquire it.

 Jim Barrett - CL King & Associates - Analyst

 Okay, well thank you both very much.

Operator

 (Operator Instructions) Richard Greenberg, Donald Smith & Co.

 Richard Greenberg - Donald Smith & Co. - Analyst

 Good morning, guys. I'm wondering, could you give us a little bit of help on gross margin guidance going into the next year? Pat, if you can give us an overall sort of target it would be helpful. But in lieu of that, could you also just give us some of the impact from these new products, particularly the SIRIUS deal and how that would tend to move the margin?

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Final Transcript
Jan 12, 2009 / 03:00PM GMT, VOXX - Q3 2009 Audiovox Corporation Earnings Conference Call

 Patrick Lavelle - Audiovox Corporation - President and CEO

 We would -- depending on the mix of our business as we move into our fourth quarter and into our first quarter, it will skew the margin. If we sell more mobile video products, which carry more of a margin, more accessory products, we will have a positive impact there. In the case of SIRIUS, it will have a depressing effect because the margin structure is based on more of a fulfillment type basis where we've eliminated a lot of risk in doing business and therefore did not have to charge that on our margins. So that would have a lowering effect on our overall margins.

But I think what you can look at is what we've done last year as far as our margins. We are working with many manufacturers right now to negotiate lower costs on a go-forward basis but also in light of some of the softness that you will see at retail, we may have to get a little bit more aggressive in our promotional efforts.

 Richard Greenberg - Donald Smith & Co. - Analyst

 Okay, but is it reasonable to -- on an ongoing basis to assume something along the lines of an 18% or 19% gross margin?

 Patrick Lavelle - Audiovox Corporation - President and CEO

 Yes, that's reasonable.

 Richard Greenberg - Donald Smith & Co. - Analyst

 Then just on the operating expenses -- and congratulations because you guys have really done a great job there. Going forward, it really is impressive that you've managed to drop your operating expenses in this third quarter versus the second on a much higher sales base. So just going forward, I mean what could we look for on a -- say on an annual basis -- I mean is something in the range of $100 million to $110 million on the existing sales base that you are expecting without further acquisitions? Is that sort of the target now or is there some percent level, just some guidance there?

 Patrick Lavelle - Audiovox Corporation - President and CEO

 Basically what we -- if you looked at the way we did our acquisitions and we did an acquisition late in the '07 where we had all the people come over and all the expenses come over in our fourth quarter last year and into our first, so our overhead was bloated with that. But based on where we are right now I think you can look at the overhead structure that we're currently running at and of course if we do not have another major acquisition, I would think we would be pretty consistent with that.

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Final Transcript
Jan 12, 2009 / 03:00PM GMT, VOXX - Q3 2009 Audiovox Corporation Earnings Conference Call

 Richard Greenberg - Donald Smith & Co. - Analyst

 Okay, I've just got to ask. I kind of know the answer to this one but your stock is so darn cheap and certainly on a long-term basis and it is selling below any really long-term value, book value, etc., is a buyback at this price a possibility? Or do you really want to husband your cash for the economic uncertainties and for future acquisitions?

 Patrick Lavelle - Audiovox Corporation - President and CEO

 I would think the most prudent step for us to take would be to watch our cash very closely because there is some uncertainty that is still out there. We don't really see the economy improving until possibly the second half of the year and then we do strongly believe that there will be good opportunities presented to us and we want to be able to take advantage of that.

 Richard Greenberg - Donald Smith & Co. - Analyst

 Okay. Thanks a lot, guys.

Operator

 At this time, we have no additional questions. I will turn the call back over to Mr. Wiener for closing remarks.

 Glenn Wiener - GW Communications - IR

 I would like to thank everybody for their continued support. If anybody has any follow-ups, please feel free to call the office or management and we will be in touch. Thank you again.

 Patrick Lavelle - Audiovox Corporation - President and CEO

 Thank you, everyone, and have a good day.

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Final Transcript
Jan 12, 2009 / 03:00PM GMT, VOXX - Q3 2009 Audiovox Corporation Earnings Conference Call

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